Exhibit 99.2

Heritage Commerce Corp Declares Regular Quarterly Cash Dividend of $0.13 Per Share

San Jose, CA — January 23, 2025 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company for Heritage Bank of Commerce, today announced that its Board of Directors had declared its regular quarterly cash dividend of $0.13 per share to holders of its common stock. The dividend will be payable on February 20, 2025, to shareholders of record at the close of the business day on February 6, 2025. Heritage Commerce Corp has paid a cash dividend each quarter since 2013.

“We continue to provide our shareholders a consistent cash dividend, while executing on our strategic plan,” said Clay Jones, President and Chief Executive Officer.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com. The contents of our website are not incorporated into, and do not form a part of, this release or of our filings with the Securities and Exchange Commission.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com